Exhibit 1.02

More Information:

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Games Launches East Fantasy

BEIJING, ATLANTA—April 09, 2010 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and a pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today the commercial launch of its new local game, East Fantasy Online.

East Fantasy is one of two local games planned for the first half of this year. Developed by Chengdu, China-based BL Interactive Net Co., East Fantasy is a cartoon type 3D massive multiplayer online action role playing game (MMOARPG) featuring a humorous story line, six characters, and voiceovers from prominent voiceover actors who also provide voices for well known anime characters like Naruto, a popular Japanese manga series. East Fantasy already is operated by other companies in the Hong Kong and Taiwan markets.

CDC Games believes East Fantasy stands apart from other online games in the China market by integrating advanced 3D graphics techniques, voiceovers from prominent voiceover actors and shock controller support, where gamers can feel as if they are actually fighting by sensing vibrations. Players can either use a controller or keyboard to play the game and can join teams of four to go on missions together. The game features player versus player (PvP) in three modes, team contest, team death match and survival mode.

“We are excited on the commercial launch of East Fantasy, our first new local game” said Simon Wong, CEO of CDC Games. “The game performed well in our thorough testing period and we saw solid metrics over the course of the testing. We also received very positive feedback of the game from players where they particularly liked the voice acting, controller vibration, and the graphic effects in the various brawls. We are now looking forward to launching our other new exciting local games we have planned for this year.”

About CDC Games

CDC Games is a market leader in online and mobile games in China with more than 160 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force. For more information on CDC Games, visit: www.cdcgames.net

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about the planned launch of East Fantasy, our beliefs about the game’s characteristics and the market acceptance of East Fantasy, our beliefs regarding our ability to continue with momentum in the popularity of our games, our expectations regarding the success of East Fantasy, our beliefs regarding the factors supporting the anticipated success of East Fantasy, our beliefs regarding the appeal, preferences and player acceptance of East Fantasy, our beliefs and plans regarding the launch of East Fantasy and other games and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to develop and market successfully East Fantasy and other games and expansions; (c) the future growth of the online games industry in China; (d) the possibility of development delays; (e) the development of competing products and technology; and (f) and the entry of new competitors and their technological advances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2008 on Form 20-F filed on June 30, 2009. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.